metromile

Shareholder Letter
Q2 2021



Quarterly Key Performance Indicators:



Ending Policies in Force (PIF)
88,115
93,117
95,314
Q2 2019
Q2 2020
Q2 2021



Accident Quarter Loss Ratio
77.2%
49.8%
74.2%
Q2 2019
Q2 2020
Q2 2021



Accident Quarter Contribution Margin
(0.3%)
28.8%
(3.3%)
Q2 2019
Q2 2020
Q2 2021



EOQ In Force Premium ($M)
108.0
93.0
113.0
Q2 2019
Q2 2020
Q2 2021



Financial Highlights

(3.3%)
Accident Quarter Contribution Margin

$113 million
Premium Run-Rate as of June 30, 2021 (21.5% year-over-year growth)

95,314
Policies in Force at quarter-end

New Development Highlights

hippo

Sold the first bundled homeowners insurance policies from Hippo to Metromile customers in August, ahead of plan



Initiated a new distribution channel with more than 600 independent agents to sell Metromile policies throughout our footprint



Established a direct-to-consumer partnership with a leading fintech company that serves more than 5 million customers to drive substantial future growth



Added industry leaders to our board of directors and three new seasoned vice presidents supporting growth product, telematics product and data science in our growth and data teams



Dear Shareholders,

We hope all of you are well, and we appreciate your continued support of Metromile.

As we mark our six-month anniversary as a public company, we want to continue to share with you the insights that are driving our business, our evolving opportunities and our decision making.

Americans return to driving

Our value proposition remains clear; we are proud that customers who switch to Metromile save an average of 47% per year on auto insurance. This is incredibly important in a market where consumers primarily make decisions based on price.

Americans are driving more: 20% more compared to the previous year. And while overall driving is increasing, the traditional insurance phenomenon of low-mileage drivers subsidizing high-mileage drivers persists. We estimate that two-thirds of drivers in the U.S. can save by switching to Metromile, and nearly half our quoting prospects report 20% or greater savings compared to their current premium. We view this as continued validation of our opportunity to help more than 143 million drivers in the U.S. save money with Metromile's pay-per-mile auto insurance. We need to continue to invest in getting this message out.

Matching the best price with the best experience is a winning proposition in any market. Our Net Promoter Score and one-year new customer retention remain strong at 49 and 68%, respectively.

With a near return to pre-COVID-19 pandemic driving activity in the second quarter of 2021, we recorded a significant 22.9% year-over-year increase in Direct Earned Premium. Despite the increase in miles driven, the majority of drivers in the U.S. remain low-mileage drivers by industry standards. As many U.S. workers settle into new routines — and benefit from their employers' rollout of remote, flexible and hybrid work models — we believe that pay-per-mile continues to be a natural fit for their auto insurance needs.

However, the reality is that we continue to operate in a market where the pre-to-post-COVID-19 journey remains mid-flight. While not meaningfully impacting our view of the long-term opportunity ahead, our business has been and will continue to be affected, in the short term, by certain factors:

- In the second quarter of 2021, we saw greater-than-expected cancellations related to government-mandated COVID-19 payment extensions that expired and lifestyle changes, including out-of-state moves, vehicle sales and high-mileage driving. While trends have improved, uncertainty remains from external factors, such as the "K-shaped" economic recovery and Delta variant of the novel coronavirus.

- As the economy reopens around the country, the COVID-19 pandemic tailwinds on the pay-per-mile category subsided, and our current product messaging became less effective. Our tests of new "post-COVID-19" messaging were successful in the second quarter of 2021, and we expect channel performance to rebound in the third quarter of 2021.

- We were affected by industry-wide unexpected regulatory delays, which impacted timely approvals of our pricing changes. These pricing changes, which we expected to help drive additional Policies in Force in the second quarter of 2021, have now been approved and will go into effect at the end of August.

As a result of these headwinds, Policies in Force are roughly flat compared to March 31, 2021, and our Contribution Margin declined. These results are not acceptable to us, and we'll outline a few examples of the high-priority areas we're executing on to drive growth:

- **Marketing:** The country's journey to a post-COVID-19 environment requires us to reorient around new customer profiles and new product messaging. We believe that too many drivers do not yet understand the savings opportunity (without sacrificing service or experience) that we offer. With the recent addition of our new growth organization, led by our new Senior

Vice President, Growth Troy Dye, we are working to refresh our marketing spending across channels and our brand messaging to focus on the low-mileage driver of today's "new normal."

- **Loss Ratio**: Our Accident Quarter Loss Ratio was elevated in the second quarter of 2021. While in line with industry trends, we believe our model demonstrated its differentiation. First, we note that excluding bodily injury, frequency per mile has largely been consistent since the onset of the COVID-19 pandemic, reinforcing the power of our variable billing model. However, severity has increased, mainly due to inflation in bodily injury and physical damage claims, in line with the rest of the industry. One key lesson is that the relationship between miles driven and losses is even more elastic than previously modeled. We leveraged this knowledge to adjust more of our premium to be priced variably (per-mile), with lower monthly fixed costs, and expect to do so in subsequent rate filings, which we expect will drive improved unit economics and enhanced price competitiveness for millions of low-mileage drivers.

The market is shifting, but we believe we have the proper fundamentals in place. We are investing in the right growth levers to meet this evolving opportunity.

Building the right team for growth

At the onset of 2021, we committed to strengthening our management team with seasoned growth and finance leaders. We gave ourselves six months to make these hires, and we were successful in doing so.

In our last shareholder letter, we highlighted the onboarding of Troy Dye as our new Senior Vice President of Growth. Troy joined us after spending more than 20 years at Capital One, where he led the domestic consumer credit card marketing and analytics teams. Since Troy's arrival in late May, he has been laser-focused on optimizing our go-to-market strategy, branding, partnership plans and overall customer acquisition engine to drive sustainable and rapid long-term growth.

Also, in our last shareholder letter, we cited hiring Regi Vengalil as our new Chief Financial Officer. We believe that we're already benefiting from Regi's steady hand for financial management, corporate development and extensive public company experience. With Regi's leadership, we commuted our previous complex reinsurance structure during the second quarter of 2021, and we expect to enter into a more standard reinsurance program at the beginning of 2022. Regi is also prioritizing ways to reduce our cost of capital further while funding longer-term growth opportunities.

Finally, in the second quarter of 2021, we added three new seasoned Vice Presidents with experience from top brands such as Tesla, TrueCar and Allstate to lead newly created key functions for growth product, telematics product and data science. These additions to our team represent our continued investment in building our telematics as a differentiator, leveraging our competitive edge in data science, and acquiring new customers as efficiently as possible.

Growth and the path forward

We continue to have an incredible opportunity to capture a material share of the more than $250 billion U.S. personal auto insurance market, with an estimated $160 billion of premium representing what we believe are overpriced policies for low-mileage drivers.

The addition of Troy and other key members of our team prompted a thorough assessment of our overall growth strategy in light of the country's "pre-to-post-COVID-19" journey. We believe we now have a more robust and visible path to achieve our mid- and long-term growth plans. However, to execute this strategy, our near-term Policies in Force growth will be impacted as we focus on implementation. As a result, our initial expectations for Policies in Force growth for full-year 2021 have been deferred by a few quarters based on several key changes, both internal and external to Metromile:

- We expect the second quarter of 2021 trends of reduced COVID-19 pandemic-driven demand for pay-per-mile and a return to pre-COVID-19 pandemic cancellation rates to persist, creating downward pressure on near-term channel performance and net Policies in Force growth.

- The aforementioned regulatory delays implementing pricing changes reduced previously expected growth in the third quarter of 2021.
- We expect state expansion to contribute material Policies in Force growth in 2022 compared to our initial expectation for new states to contribute in the second half of 2021.

We believe the enhancements we are making to our growth plan will enable us to acquire new customers more rapidly moving in the future and meet our multi-year growth trajectory:

- *Branding and Product Enhancements:* We've refreshed our brand and product positioning to reflect the "new normal" that drivers are experiencing on the backside of the COVID-19 pandemic. As we move ahead, you will see us sharing the Metromile story and value proposition to our target market more actively to drive greater familiarity and trust, with the goal of providing consumers with a greater sense of certainty in the savings Metromile provides.

- *Direct to Consumer:* We made significant progress resetting our largest contribution channels for post-COVID-19 pandemic acquisitions by launching new targeting models and markedly increasing testing velocity. We believe this will begin paying off in the second half of 2021 as drivers settle into their long-term driving patterns and become increasingly confident in the savings they can enjoy by switching to pay-per-mile insurance.

- *Channel Diversification:* Along with our direct-to-consumer channels, we want to be omnipresent to consumers. To this end, we are ramping up partnership efforts and identifying additional distribution opportunities.



- **Independent Agents:** We launched the initial phase of our new independent agent program in the second quarter of 2021, with more than 600 agents appointed to date. We are incredibly excited about how this channel diversification complements our existing model. Independent agents represent more than 30% of auto insurance sales, which doubles the penetration of our addressable market, and supports our bundled product strategy, which is disproportionately represented in the independent agent channel.

  With the operational testing phase successful, we are beginning to scale sales production in the second half of 2021 by integrating with comparative raters and fine-tuning our incentive structures with our agency partners. We expect to add to our agent base significantly over the coming quarters, and we will support agents by building the needed integrations and infrastructure. We're excited about this new channel and believe it will contribute meaningfully to Policies in Force growth over time.

- **Partnerships:** We also continue to advance our distribution opportunities through large, scalable partnerships. Last week, ahead of schedule, we sold the first few bundled homeowners insurance policies from Hippo to Metromile customers. We believe offering an auto-homeowners bundle will be attractive to a large swath of our existing customers and prospects and look forward to expanding our partnership with Hippo to more states in the future.

  Later this month, we also plan to launch a new partnership with a leading fintech company that serves more than 5 million customers. As a crucial part of our growth strategy, we plan to continue to seek partnerships with like-minded companies with similar customer bases, a digital-first approach and customer-centric product design.

- *State Expansion:* Our state expansion strategy is progressing. This year, we continue to plan to file rates in additional states by the end of the year, which, when combined with our current footprint, allow us to reach more than 50% of Americans. We expect to start with Indiana, Colorado, Missouri, Iowa and Texas. We believe these new states will become meaningful contributors to Policies in Force beginning in 2022. We were purposeful in choosing these initial states based on a combination of ease of entry and similarity to existing Metromile markets to ensure we generate healthy and profitable growth and Contribution Margin expansion.

- *Metromile Enterprise:* Metromile Enterprise, which licenses its technology to insurers worldwide, continues to progress nicely. Enterprise is expanding its set of ecosystem partners to provide best-of-breed offerings to the insurance industry. In July, we announced an integration with Lob, a leading direct mail platform, into STREAMLINE, our no-code claims automation platform to automate claims payments and make direct mail workflows 25% more efficient for insurers. In addition, Enterprise is expanding and formalizing a customer relationship with Metromile Insurance to include its new payments platform and digital tools. We expect this to add approximately $1.3 million of additional annual recurring revenue, which would bring Metromile Enterprise to nearly $5.4 million of annual recurring revenue.

Looking ahead

We believe we have an incredible product that resonates with our customers. As we begin to introduce Metromile nationwide, we are confident that there is a ready and interested audience of new customers, referred customers and former customers who have moved into these new markets. As more drivers settle into new post-COVID-19 pandemic routines, we expect they will be attracted to our model that combines both significant savings for most Americans and an exceptional experience.



Together with our team and infrastructure investments, we believe that the progress we've made sets the stage for our long-term expansion. We have the right team in place. We have an aligned go-to-market strategy to grow our business, and we continue to prioritize our unit economic approach to ensure that we are acquiring new customers more efficiently and at a lower cost. While headwinds and our additional investments have deferred expected growth to subsequent quarters, we believe it is only temporary and will ensure that our return to rapid growth will be sustainable and profitable. As drivers return to the road at pre-COVID-19 pandemic levels, we will be there to provide them with differentiated and fairer insurance that continues to place them at the center of choice.

Q2 2021 Results, KPIs and Non-GAAP Financial Measures

Policies in Force

- As of June 30, 2021, we had 95,314 Policies in Force compared to 95,958 at the end of the first quarter of 2021.
- As previously noted, we continue to plan to file rates in additional states by the end of the year, which gives us the opportunity to reach more than 50% of our total addressable market. We expect to start with Indiana, Colorado, Missouri, Iowa and Texas. We believe these new states will become meaningful contributors to Policies in Force beginning in 2022.

Premium

- Direct Earned Premium in the second quarter of 2021 was $27.8 million, a 22.9% increase from the prior-year period.
- Average Annual Premium per Policy, defined as Direct Earned Premium divided by the Average Policies in Force for the period, was $1,181 as of June 30, 2021, an 18.8% increase compared to $995 on June 30, 2020, due to more miles driven on a year-over-year basis.
- Premium Run-Rate, defined as ending Policies in Force multiplied by Average Annual Premium per Policy, was $113.0 million as of June 30, 2021, a 21.5% increase compared to $93.0 million on June 30, 2020.

Retention

- As of June 30, 2021, one-year new customer retention was 68% for policies that completed their second term in the second quarter of 2021. We define retention as the percentage of new customers who remain with us after their first two policy terms, inclusive of all cancellation reasons.
- The average policy life expectancy for a new customer was 3 years as of the end of the second quarter of 2021. As policies age, retention rates improve, and thus the overall policy life expectancy of our overall book remains higher than our new policy life expectancy.

GAAP Gross Margin

- GAAP Gross Margin was (8.2%) in the second quarter of 2021 compared to (19.5%) in the second quarter of 2020, primarily due to other income recorded due to the commutation of our remaining reinsurance agreements.
- GAAP Gross Margin includes the effects of reinsurance, which increases the measure's volatility, and may not accurately reflect the company's underlying business or operations. As of April 30, 2021, we have fully commuted our reinsurance program, and we expect to enter into a more standard reinsurance program at the beginning of 2022.

Accident Quarter Loss Ratio and Contribution Profit/Margin

- Our Accident Quarter Loss Ratio was 74.2% in the second quarter of 2021, compared to 49.8% in the prior-year period. This resulted from an increase in claims severity observed industry-wide and bodily injury frequency; it was partially offset by the higher earned premium from our per-mile pricing model.
- Our Accident Quarter Loss Adjustment Expense Ratio was 16.5% in the second quarter of 2021, compared to 7.2% for the prior-year period.
- Servicing Expenses in the second quarter of 2021 were $3.5 million, or 12.6% of Direct Earned Premium, compared to $3.2 million, or 14.4% of Direct Earned Premium, in the prior-year period. The lower Servicing Expenses as a percentage of Direct Earned Premium was primarily due to reduced bad debt expenses.

- Accident Quarter Contribution Loss in the second quarter of 2021 was $0.9 million, compared to Accident Quarter Contribution Profit of $6.5 million in the prior-year period. Accident Quarter Contribution Margin was (3.3%), compared to 28.8% in the second quarter of 2020. These non-GAAP financial measures exclude the results of prior period development on loss and loss adjustment expenses.
- We had $0.3 million of unfavorable prior period loss development in the second quarter of 2021, compared to $1.7 million of unfavorable prior period loss development in the second quarter of 2020. We continue to focus on the early closure of soft-tissue injury cases to mitigate these exposures.
- Contribution Loss in the second quarter of 2021 was $1.2 million, incorporating prior period development, compared to Contribution Profit of $4.8 million in the prior-year period.

Enterprise Software Revenue

- Total enterprise software revenue was $1.1 million in the second quarter of 2021, where $0.9 million was recurring revenue, compared to $1.8 million in the prior-year period, where recurring revenue was $0.7 million. Recurring revenue has increased 28% as compared to the prior-year period.
- Our primary KPI for Metromile Enterprise is recurring software revenue. We ended the second quarter of 2021 with $4.2 million of booked annual recurring revenue.

Operating Expense (R&D, G&A and Enterprise Costs)

- Total operating expense, which excludes loss, loss adjustment expenses, marketing and sales, and variable costs associated with servicing policies, was $14.9 million in the second quarter of 2021, compared to $9.6 million in the prior-year period. This was driven primarily by increased staffing to support our growth initiatives and increased overhead costs related to our transition to a public company.



Acquisition Expense

- Total marketing, sales, underwriting and device costs were $7.7 million in the second quarter of 2021, compared to $1.8 million in the prior-year period when we had significantly reduced marketing during the COVID-19 pandemic. As previously noted, we have been ramping up marketing spend to fuel our 2021 and longer-term growth initiatives.

Reinsurance

- As of April 30, 2021, we have commuted 100% of our outstanding reinsurance agreements. We expect to commence a new, more traditional reinsurance program beginning in January 2022. We expect that this will enable us to manage our surplus at the insurance carrier at a lower cost of capital. The financial effect of reinsurance costs, recently and historically, are represented in our GAAP Gross Profit.

Cash

- Cash and cash equivalents totaled $202.6 million on June 30, 2021, compared to $19.2 million, as of December 31, 2020.

Full Year 2021 Outlook

As a result of the factors shared, we are lowering our previous outlook for the full year 2021:

- **Premium Run-Rate:** We now expect an end-of-year 2021 Premium Run-Rate of $115 million to $125 million. We expect to achieve the previously forecast 2021 Premium Run-Rate of $143 million to $176 million by the third quarter of 2022.

- **Policies in Force:** We now expect to end the year with more than 100,000 Policies in Force. As previously noted, we expect Policies in Force will steadily increase throughout the year as marketing channels mature in existing markets and we launch additional partnerships and distribution channels.

- **Accident Year Loss Ratio:** We now expect the Accident Year Loss Ratio will be between 70% and 75%, mainly due to the increase in claims severity and bodily injury frequency on a year-over-year basis.

- **Accident Year Contribution Margin:** We now expect to record Accident Year Contribution Margin between 0% and 5% due to the expected increase in full-year Accident Year Loss Ratio and Loss Adjustment Expense.

Financial Summary

Metromile, Inc.		
All values in $M, except Policies and Avg Prem	**Q2 2020**	**Q2 2021**
Ending Policies in Force	**93,117**	**95,314**
Average Policies in Force	**92,645**	**95,490**
Average Annual Premium per Policy	**995**	**1,181**
Ending In Force Premium ($M)	**93.0**	**113.0**
P&L		
Direct Earned Premium	22.6	27.8
Other Income	0.1	0.0
Insurance Revenue	**22.7**	**27.8**
Accident Period Losses	11.3	20.6
Accident Period Loss Adjustment Expense	1.6	4.6
Servicing Expense	3.2	3.5
Accident Period Contribution Profit	**6.5**	**(0.9)**
Prior Period Development	1.7	0.3
Contribution Profit/(Loss)	**4.8**	**(1.2)**
Enterprise Software Revenue	1.8	1.1
Software Development, G&A, and EBS Costs	9.6	14.9
Depreciation, Amortization, and Stock Comp	0.4	9.1
Operating Profit Before Acquisition Expense	**(3.4)**	**(24.1)**
Total Acquisition Expenses (cash basis)	1.8	7.7
Operating Profit After Acquisition Expense	**(5.2)**	**(31.7)**



About Metromile

Metromile (NASDAQ: MILE, MILEW) is a leading digital insurance platform in the United States. With data science as its foundation, Metromile offers real-time, personalized auto insurance policies by the mile instead of the industry's reliance on approximations that have historically made prices unfair. Metromile's digitally native offering is built around the modern driver's needs, featuring automated claims, complimentary smart driving features and annual average savings of 47% over what they were paying their previous auto insurer.

In addition, through Metromile Enterprise, it licenses its technology platform to insurance companies around the world. This cloud-based software as a service enables carriers to operate with greater efficiency, automate claims to expedite resolution, reduce losses associated with fraud, and unlock the productivity of employees.

For more information about Metromile, download our app in your preferred app store or visit **www.metromile.com** and **enterprise.metromile.com**.

Stay connected with us on **LinkedIn** and **Twitter**

Media Inquiries: **press@metromile.com**
Investor Relations: **IR@metromile.com**

Non-GAAP Financial Measures

This letter contains information relating to contribution profit/(loss), accident quarter contribution profit/(loss), accident year loss ratio, accident quarter loss ratio, contribution margin, accident quarter contribution margin, and accident quarter loss adjustment expense ratio. The non-GAAP financial measures below have not been calculated in accordance with generally accepted accounting principles in the United States ("GAAP") and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for or superior to GAAP results.

In addition, contribution profit/(loss), accident quarter contribution profit/(loss), accident year loss ratio, accident quarter loss ratio, contribution margin, accident quarter

contribution margin, and accident quarter loss adjustment expense ratio should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that these non-GAAP measures fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance; (2) facilitate internal comparisons of the historical operating performance of our business operations; (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (4) review and assess the operating performance of our management team; (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Reconciliation of GAAP to non-GAAP financial measures" below.

Forward-Looking Statements

This letter contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predict," "project," "seek," "should," "target," "will," "would" or the negative of such terms or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our future financial performance, including under the caption "Full Year 2021 Outlook," whether certain factors will not meaningfully impact our view of the long opportunity ahead, whether our business will continue to be impacted, in the short term, by certain factors, our expectation that channel performance will

rebound in the third quarter of 2021, that pricing changes will go into effect at the end of August and the corresponding effect to Policies in Force, our expectation to enter into a more standard insurance program at the beginning on 2022, our expectation that the second quarter of 2021 trends of reduced COVID-19 pandemic-driven demand for pay-per-mile and a return to pre-COVID-19 pandemic cancellation rates will persist, our expectation that state expansion will contribute material Policies in Force growth in 2022, our belief that the enhancements we are making to our growth plan will enable us to acquire new customers more rapidly moving forward and meet our multi-year growth trajectory, our belief that new targeted models and markedly increasing testing velocity will pay off in the second half of 2021, our expectation to significantly add to our agent base over the coming quarters, our belief that offering a homeowners-auto bundle will be attractive to our existing and prospective customers, whether we will be able to file rates in additional states this year and reach more than 50% of our addressable market by the end of the year, whether the customer relationship between Enterprise and Metromile Insurance will add additional annual recurring revenue, our belief that drivers will be attracted to our model post-COVID-19 pandemic, and our belief that our deferred expected growth is only temporary. Any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to, our ability to recognize the anticipated benefits of our business combination with INSU Acquisition Corp. II, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of our business model; our ability to scale in a cost-effective manner; developments and projections relating to our competitors and industry; the impact of health epidemics, including the COVID-19 pandemic, on our business and

the actions we may take in response thereto; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; our future capital requirements and sources and uses of cash; our ability to obtain funding for future operations; our business, expansion plans and opportunities; and the outcome of any known and unknown litigation and regulatory proceedings.

These and other important factors are discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Registration Statement on Form S-1 and Current Report on Form 8-K, each filed with the Securities and Exchange Commission (the "SEC") on February 12, 2021, and in our other filings with the SEC. While we may elect to update or revise such forward-looking statements at some point in the future, we disclaim any obligation to do so.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2020	June 30, 2021 (unaudited)
Assets:		
Investments		
Marketable securities-restricted	$ 24,651	$ 46,637
Total investments	$ 24,651	$ 46,637
Cash and cash equivalents	19,150	202,584
Restricted cash and cash equivalents	31,038	41,335
Receivable for securities	-	754
Premiums receivable	16,329	18,140
Accounts receivable	4,999	1,542
Reinsurance recoverable on paid loss	8,475	-
Reinsurance recoverable on unpaid loss	33,941	-
Prepaid reinsurance premium	13,668	-
Prepaid expenses and other assets	7,059	7,803
Deferred transaction costs	3,581	-
Deferred policy acquisition costs, net	656	1,615
Telematics devices, improvements and equipment, net	12,716	13,045
Website and software development costs, net	18,401	18,957
Digital Assets, net	-	919
Intangible assets	7,500	7,500
Total assets	$ 202,164	$ 361,101
Liabilities, Convertible Preferred Stock and Stockholders' Deficit:		
Loss and loss adjustment expense reserves	$ 57,093	$ 65,476
Ceded reinsurance premium payable	27,000	-
Payable to carriers - premiums and LAE, net	849	595
Unearned premium reserve	16,070	16,820
Deferred revenue	5,817	5,658
Accounts payable and accrued expenses	8,222	8,879
Notes payable	51,934	-
Warrant liability	83,652	17,714
Other liabilities	8,554	10,443
Total liabilities	259,191	125,585
Commitments and contingencies		
Convertible preferred stock, $0.0001 par value; 89,775,268 and 10,000,000 shares authorized as of December 31, 2020, and June 30, 2021, respectively; 68,776,614 and no shares issued and outstanding as of December 31, 2020, and June 30, 2021, respectively; liquidation preference of $302,397 and $0 as of December 31, 2020, and June 30, 2021, respectively	304,469	-
Stockerholders' equity (deficit):		
Common stock, $0.0001 par value; 111,702,628 and 640,000,000 shares authorized as of December 31, 2020, and June 30, 2021, respectively; 8,992,039 and 126,727,134 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	1	12
Accumulated paid-in capital	5,482	746,981
Note receivable from executive	(415)	-
Accumulated other comprehensive gain/(loss)	11	(15)
Accumulated deficit	(366,575)	(511,462)
Total stockholders' (deficit) equity	(361,496)	235,516
Total liabilities, convertible preferred stock and stockholders' deficit	$ 202,164	$ 361,101

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2020	2021	2020	2021
	(unaudited)		(unaudited)	
Revenue				
Premiums earned, net	$ 2,794	$ 18,049	$ 6,221	$ 19,174
Investment income	139	19	419	55
Other Revenue[1]	4,785	10,030	9,768	26,145
Total revenue	7,718	28,098	16,408	45,374
Costs and expenses				
Losses and loss adjustment expenses[2]	2,366	22,640	7,771	34,903
Policy servicing expense and other	4,056	5,055	8,684	9,498
Sales, marketing, and other acquisition costs[3]	(300)	25,926	3,588	73,220
Research and development	2,173	3,118	4,836	6,768
Amortization of capitalized software	2,799	2,701	5,496	5,352
Other operating expenses[4]	3,965	16,738	9,214	25,327
Total costs and expenses	15,059	76,178	39,589	155,068
Loss from operations	(7,341)	(48,080)	(23,181)	(109,694)
Other expense				
Interest expense[5]	1,201	98	1,940	15,974
Impairment on digital asset	-	66	-	66
Increase (decrease) in fair value of stock warrant Liability	356	(6,984)	666	19,153
Total other expense	1,557	(6,820)	2,606	35,193
Net loss before taxes	(8,898)	(41,260)	(25,787)	(144,887)
Net loss after taxes	$ (8,898)	$ (41,260)	$ (25,787)	$ (144,887)
Net loss per share, basic and diluted	$ (1.00)	$ (0.33)	$ (2.90)	$ (1.43)
Weighted-average shares used in computing basic and diluted net loss per share	8,886,421	126,693,218	8,878,928	101,236,461

[1] Other revenue increase was primarily attributable to a gain recognized on reinsurance commutation settlements in the amount of $8.1 million for the three-month period and $19.4 million for the six-month period.

[2] Loss and loss adjustment expenses increase was driven by ceding fewer losses and thereby retaining more losses as a result of commuting a portion of our reinsurance program, which represented approximately $9.3 million for the three-month period and $12.0 million for the six-month period. Additionally, direct losses and LAE increased $11.0 million for the three-month period and $15.1 million for the six-month period due to a reserve adjustment for periods prior to the first half of 2021, as well as an overall increase in claims costs due to an increase in claims severity observed industry-wide, and bodily injury frequency.

[3] Sales, marketing, and other acquisition costs increases were primarily reinsurance-related in connection with restructuring our reinsurance program and related commutation comprising $20.1 million for the three-month period and $62.2 million for the six-month period. Additionally, during the second quarter of 2020, reinsurance ceding commission which was driven by improved ceded loss ratio, resulting from the covid-19 pandemic, exceeded sales, marketing and other acquisition expense incurred during the same period resulting in a negative expense for the three-month period.

[4] Other operating expenses increase was primarily driven by stock-based compensation expense of $8.0 million for the three-month period and $10.8 million for the six-month period.

[5] Interest expense increase during the six-month period was primarily attributable to a $14.1 million non-recurring write-off of unamortized debt issuance costs and debt prepayment fees related to debt pay-off during the three months ended March 31, 2021. As of June 30, 2021, all debt had been repaid, and no outstanding debt remains on the balance sheet.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,	
	2020	2021
	(unaudited)	
Cash flows from operating activities:		
Net loss	$ (25,787)	$ (144,887)
Adjustments to reconcile net loss to cash used in operating activities		
Depreciation and amortization	8,281	8,189
Stock-based compensation	555	12,021
Change in fair value of warrant liability	666	19,153
Telematic devices unreturned	497	710
Amortization of debt issuance costs	166	11,695
Noncash interest and other expense	340	3,872
Changes in operating assets and liabilities		
Premiums receivable	189	(2,081)
Accounts receivable	(975)	3,457
Reinsurance recoverable on paid loss	(4,169)	8,475
Reinsurance recoverable on unpaid loss	(1,413)	33,941
Prepaid reinsurance premium	(763)	13,668
Prepaid expenses and other assets	1,266	(938)
Deferred transaction costs	-	3,581
Deferred policy acquisition costs, net	(328)	(1,665)
Digital assets, net	-	(985)
Accounts payable and accrued expenses	(3,775)	535
Ceded reinsurance premium payable	2,374	(27,000)
Loss and loss adjustment expense reserves	(1,779)	8,383
Payable to carriers - premiums and LAE, net	(1,769)	(254)
Unearned premium reserve	898	750
Deferred Revenue	1,230	(159)
Other Liabilities	1,294	2,005
Net cash used in operating activities	(23,002)	(47,534)
Cash flows from investing activities:		
Purchases of telematics devices, improvements, and equipment	(4,583)	(3,170)
Payments relating to capitalized website and software development costs	(7,368)	(6,182)
Net change in payable/(receivable) for securities	8,228	(754)
Purchases of securities	(3,004)	(32,626)
Sales and maturities of marketable securities	28,760	10,515
Net cash provided by (used in) investing activities	22,033	(32,217)
Cash flow from financing activities:		
Proceeds from notes payable	25,880	2,015
Payment on notes payable	-	(69,351)
Proceeds from merger with INSU II, net of issuance costs	-	336,469
Proceeds from exercise of common stock options and warrants	49	4,349
Net cash provided by financing activities	25,929	273,482
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	24,960	193,731
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	42,887	50,188
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$ 67,847	$ 243,919
Supplemental cash flow data:		
Cash paid for interest	$ 1,082	$ 3,164
Non-cash investing and financing transactions:		
Net liabilities assumed in the Business Combination	$ -	$ 45,516
Net exercise of preferred stock warrants	$ -	$ 56,160
Net exercise of promissory note	$ -	$ 415
Capitalized website and software development costs included in accrued liabilities at period end	$ -	$ 274
Capitalized stock-based compensation	$ 196	$ 373
Reclassification of liability to equity for vesting of stock options	$ 11	$ 169

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures

The following table provides a reconciliation of total revenue to contribution profit/(loss) and accident period contribution profit/(loss) for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2020	2021	2020	2021
	($ in millions)		($ in millions)	
Total Revenue	$ 7.7	$ 28.1	$ 16.4	$ 45.4
Losses and LAE	(2.4)	(22.6)	(7.8)	(34.9)
Policy Servicing Expense and other	(4.0)	(5.1)	(8.6)	(9.5)
Amortization of capitalized software	(2.8)	(2.7)	(5.5)	(5.4)
Gross profit/(loss)	(1.5)	(2.3)	(5.5)	(4.4)
Gross Margin	(19.5)%	(8.2)%	(33.8)%	(9.6)%
Less Revenue Adjustments				
Revenue Adjustments Related to Reinsurance	16.3	0.6	33.1	9.5
Revenue from Enterprise Segment	(1.8)	(1.1)	(2.5)	(2.2)
Interest Income and Other	0.5	0.2	0.8	1.3
Less costs and expense adjustments				
Loss and LAE Adjustments Related to Reinsurance	(12.2)	(2.9)	(26.7)	(14.7)
Loss and LAE Adjustments Related to Prior Period Development	1.7	0.3	2.2	4.0
Bad Debt, Report Costs and Other Expenses	(0.2)	0.3	(0.2)	(0.1)
Amortization of Internally Developed Software	2.8	2.7	5.5	5.4
Devices	0.9	1.3	2.0	2.2
Accident Period Contribution profit/(loss)	$ 6.5	$ (0.9)	$ 8.7	$ 1.0
Prior Period Development	$ (1.7)	$ (0.3)	$ (2.2)	$ (4.0)
Contribution profit/(loss)	$ 4.8	$ (1.2)	$ 6.5	$ (3.0)
Total Revenue	$ 7.7	$ 28.1	$ 16.4	$ 45.4
Revenue Adjustments	15.0	(0.3)	31.4	8.6
Adjusted revenue	$ 22.7	$ 27.8	$ 47.8	$ 54.0
Accident period contribution margin	28.8%	(3.3)%	18.2%	1.8%
Contribution Margin	21.2%	(4.2)%	13.6%	(5.6)%

Key Performance Indicators - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,	
	2020	2021	2020	2021
	($ in millions, except for Direct Earned Premium per Policy)		($ in millions, except for Direct Earned Premium per Policy)	
Policies in Force (end of Period)	93,117	95,314	93,117	95,314
Direct Earned Premium per Policy (annualized)	$ 995	$ 1,181	$ 1,059	$ 1,141
Direct Written Premium	$ 21.7	$ 26.3	$ 48.3	$ 54.3
Direct Earned Premium	$ 22.6	$ 27.8	$ 47.4	$ 53.6
Gross Profit/(Loss)	$ (1.5)	$ (2.3)	$ (5.5)	$ (4.4)
Gross Margin	(19.5)%	(8.2)%	(33.8)%	(9.6)%
Accident Period Contribution Profit/(Loss)	$ 6.5	$ (0.9)	$ 8.7	$ 1.0
Accident Period Contribution Margin	28.8%	(3.3)%	18.2%	1.8%
Contribution Profit/(Loss)	$ 4.8	$ (1.2)	$ 6.5	$ (3.0)
Contribution Margin	21.2%	(4.2)%	13.6%	(5.6)%
Direct Loss Ratio	52.4%	78.7%	59.5%	78.6%
Direct LAE Ratio	12.2%	13.0%	13.2%	13.7%
Accident Period Loss Ratio	49.8%	74.2%	58.9%	70.5%
Accident Period LAE Ratio	7.2%	16.5%	9.1%	14.4%